NORTHEAST BANCORP AND SUBSIDIARY
       Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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                                       Three Months Ended   Three Months Ended
                                        December 31, 1996    December 31, 1995
                                       -------------------  -------------------
EQUIVALENT SHARES:

Average Shares Outstanding                     1,231,547            1,195,685

Total Equivalent Shares                        1,231,547            1,195,685
Total Primary Shares                           1,338,846            1,293,424
Total Fully Diluted Shares                     1,575,787            1,529,798

Net Income                             $         528,160    $         443,436
Less Preferred Stock Dividend                     35,000               35,000
                                       -------------------  -------------------
Net Income after Preferred Dividend    $         493,160    $         408,436
                                       ===================  ===================

Primary Earnings Per Share             $             0.37   $             0.32
Fully Diluted Earnings Per Share       $             0.33   $             0.29


                                        Six Months Ended     Six Months Ended
                                        December 31, 1996    December 31,1995
                                       -------------------  -------------------
EQUIVALENT SHARES:

Average Shares Outstanding                     1,231,421            1,157,967

Total Equivalent Shares                        1,231,421            1,157,967
Total Primary Shares                           1,334,738            1,252,857
Total Fully Diluted Shares                     1,575,661            1,492,080

Net Income                             $         711,421    $         865,073
Less Preferred Stock Dividend                     69,999               69,999
                                       -------------------  -------------------
Net Income after Preferred Dividend    $         641,422    $         795,074
                                       ===================  ===================

Primary Earnings Per Share             $             0.48   $             0.64
Fully Diluted Earnings Per Share       $             0.45   $             0.58

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